Exhibit 10.3

AMENDED AND RESTATED
OPERATING AGREEMENT
OF
THE TAUBMAN COMPANY LLC
a Delaware limited liability company

TABLE
OF
CONTENTS

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

THE TAUBMAN COMPANY LLC

a Delaware limited liability company
Page
I    -    CONTINUATION; NAME; PRINCIPAL OFFICE;
AGENT FOR SERVICE OF PROCESS; FILING OF CERTIFICATE(S); TERM; TITLE TO COMPANY PROPERTY.
Section 1.1    Continuation     2
Section 1.2    Name     2
Section 1.3    Principal Office; Agent for Service of Process     2
Section 1.4    Filing of Certificate of Formation     3
Section 1.5    Term     3
Section 1.6    Title of Company Property     3
II -    DEFINITIONS.     3
III -    PURPOSES AND POWERS; LIMITATION ON PURPOSES AND POWERS.
Section 3.1    Purposes and Powers of the Company     10
Section 3.2    Limitation on Purposes and Powers;
No State-Law Partnership     12
Section 3.3    Real Estate Investment Trust Requirements     12

IV -	CAPITAL CONTRIBUTIONS; OPENING CAPITAL ACCOUNT BALANCES; ANTICIPATED FINANCING; CAPITAL ACCOUNTS; MEMBERSHIP INTERESTS; PERCENTAGE INTERESTS.
Section 4.1    Capital Contributions; Opening Capital Account Balances; Certain
Contributions by TRG and Taub-Co IV     13
Section 4.2    Anticipated Financing     13
Section 4.3    No Requirement of Further Contributions     14

Section 4.4    Return on Capital Contributions and
Capital Accounts     14
Section 4.5    Capital Accounts     14
Section 4.6    Membership Interests; Percentage Interests     16

V -	ALLOCATIONS; PROFITS AND LOSSES; DISTRIBUTIONS; BANK ACCOUNTS; BOOKS OF ACCOUNT; TAX RETURNS; ACCOUNTING AND REPORTS; COMPANY FISCAL YEAR.
Section 5.1    Allocations     16
Section 5.2    Distributions     20
Section 5.3    Bank Accounts     20
Section 5.4    Books of Account     20
Section 5.5    Tax Returns     20
Section 5.6    Accounting and Reports     21
Section 5.7    Company Fiscal Year     21

VI -
MANAGEMENT; LIMITATIONS IN RESPECT OF MANAGING MEMBER; ANNUAL BUDGET; BONDS AND INSURANCE; EXECUTION OF LEGAL INSTRUMENTS; INDEMNITY AND REIMBURSEMENT; TAX MATTERS MEMBER; OTHER VENTURES; AUTHORIZED AGENTS.

Section 6.1    Management     21
Section 6.2    Limitations on the Authority of the
Managing Member     23
Section 6.3    Annual Budget     24
Section 6.4    Fidelity Bonds and Insurance     24
Section 6.5    Execution of Legal Instruments     24
Section 6.6    Indemnity and Reimbursement     24
Section 6.7    Tax Matters Member     25
Section 6.8    Other Ventures     26
Section 6.9    Authorized Agents for TRG     26
VII- TRANSFERS OF MEMBERSHIP INTERESTS     27
Section 7.1    Transfers in General     27
Section 7.2    Right of First Refusal     27
Section 7.3    Transfer of Interests in Holdings     27

VIII - BUY-OUT; DETERMINATION OF NET BOOK VALUE OF THE COMPANY AND NET VALUE OF A MEMBER'S MEMBERSHIP INTEREST;
CLOSING.
Section 8.1    Buy-Out     28

Section 8.2	Determination of Net Book Value of the Company and Net Value of a Member's Membership Interest 28

Section 8.3	Closing Procedures 29

IX -    WITHHOLDING     30

X -	DISABLING EVENT IN RESPECT OF A MEMBER; SPECIAL DISTRIBUTION; WAIVER OF DISSOLUTION.
Section 10.1    Disabling Event in Respect of a Member     30
Section 10.2    References to "Member" and "Members in the
Event of Successors     31
Section 10.3    Waiver of Dissolution if Transfer is in Full
Compliance with Agreement; Negation of Right
To Dissolve Except as Herein Provided;
No Withdrawal     31

XI -	TERMINATION OF THE COMPANY, WINDING UP, AND LIQUIDATION.
Section 11.1    Liquidation of the Assets of the Company
And Disposition of the Proceeds Thereof     32
Section 11.2    Cancellation of Certificates     33
Section 11.3    Return of Capital      33
XII -    POWER OF ATTORNEY     33
XIII -    MISCELLANEOUS.
Section 13.1    Notices     35
Section 13.2    Applicable Law     35
Section 13.3    Entire Agreement     35
Section 13.4    Word Meanings; Gender     36
Section 13.5    Section Titles     36
Section 13.6    Waiver     36
Section 13.7    Separability of Provisions     36
Section 13.8    Binding Agreement     36
Section 13.9    Equitable Remedies     36

Section 13.10    Partition     37
Section 13.11    Amendment     37
Section 13.12    No Third Party Rights Created Hereby     37
Section 13.13    Liability of Members     37
Section 13.14    Additional Acts and Instruments     37
Section 13.15    Organization Expenses     38
Section 13.16    Agreement in Counterparts     38
Section 13.17    Attorneys-In-Fact     38

Schedule A

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

THE TAUBMAN COMPANY LLC

a Delaware limited liability company
THIS AMENDED AND RESTATED AGREEMENT (hereinafter, as the same may be amended and/or supplemented, referred to as this “Agreement”) is made the 30th day of December, 2011, by, between, and among THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP (“TRG”), a Delaware limited partnership, TAUB-CO MANAGEMENT IV, INC. (“Taub-Co IV”), a Michigan corporation, and TAUB-CO HOLDINGS LLC (“Holdings”), a Delaware limited liability company (hereinafter sometimes referred to collectively as the “Members” and individually as a “Member”).
RECITALS:
A.    On November 20, 1992, Taub-Co Management, Inc., (“Taub-Co”), a Michigan corporation, and TRG entered into the Agreement of Limited Partnership of The Taubman Company Limited Partnership.
B.    On October 13, 2001, the partners of the Taubman Company Limited Partnership (the “Partnership”) caused the filing of a Certificate of Conversion for the Partnership, and on October 13, 2001, the parties hereto caused the filing of a Certificate of Formation for The Taubman Company LLC (the “Company”).
C.    On October 30, 2001, Holdings acquired a one-thousandth of one percent (.001%) interest in the Company in exchange for a cash contribution to the Company and became the Managing Member of the Company, and Taub-Co, TRG, and Holdings entered into the Operating Agreement of the Company (the “Original Agreement”).
D.    On July 12, 2006, Taub-Co IV was admitted to the Company in exchange for a capital contribution to the Company in the amount of Ten Million Dollars ($10,000,000), and as a result, the Members entered in to the First Amendment to Operating Agreement, dated, July 12, 2006 (the “First Amendment”), to reflect such capital contribution, to provide for a preferred return to Taub-Co and to Taub-Co IV, and to restate the percentage interests of the Members.
E.    In connection with the First Amendment and as a result of the admission of Taub-Co IV as a Member and its capital contribution, the Company revalued all of the Company's assets to equal their respective gross fair market values as of July 12, 2006, and the Company adjusted the Members' Capital Accounts accordingly as permitted by Treasury Regulations Section 1.704-1(b)(2)(iv)(f).

F.    In connection with the Internal Revenue Service audit of the Company's 2007 taxable year, the Revenue Agent questioned TRG's authority to act as “tax matters member” as a result of the revocable nature of TRG's authority to act as the “managing member” of the Company and the fact that the Agreement did not designate TRG as a “managing member.”
G.    On September 13, 2010, the Members entered into the Second Amendment to Operating Agreement to designate TRG as a “co-managing member” of the Company and to clarify TRG's authority as a “co-managing member.”
H.    On December 30, 2011, Taub-Co was liquidated, and its Membership Interest in the Company was distributed to Taub-Co IV and Holdings.
I.    The parties hereto now wish to amend and restate the Original Agreement in its entirety to reflect the liquidation of Taub-Co.
NOW THEREFORE, the parties hereto agree that the Original Agreement as amended by the First Amendment and the Second Amendment is hereby further amended and restated in its entirety to read as follows:
I.

CONTINUATION; NAME;
PRINCIPAL OFFICE; AGENT FOR SERVICE OF PROCESS;
FILING OF CERTIFICATE(S); TERM; TITLE TO COMPANY PROPERTY.

Section 1.1.	Continuation.
The parties hereto continue the Company pursuant to the laws of the State of Delaware, including the Delaware Limited Liability Company Act as in effect in the State of Delaware, all as the same may be amended from time to time (all of such laws being hereinafter referred to as the “Limited Liability Company Law”), upon the terms and conditions herein set forth.

Section 1.2.	Name.
The name of the Company is “The Taubman Company LLC” or such other name or names as the Members shall select from time to time in compliance with the Limited Liability Company Law.

Section 1.3.	Principal Office; Agent For Service of Process.
The principal office of the Company is located at 200 East Long Lake Road, Bloomfield Hills, Michigan 48304. The address of the office of the Company in the State of Delaware required to be maintained pursuant to the Limited Liability Company Law is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805, or such other address(es) as may be designated from time to time by the Managing Member with written notice thereof to the other Members. The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805, or such other agent and address as may be designated from time to time by the Managing Member in compliance with the Limited Liability Company Law with written notice thereof to the other Members.

Section 1.4.	Filing of Certificate of Formation.
The Members have caused the execution and filing of a Certificate of Formation of the Company with the Delaware Secretary of State. The Members hereby agree to execute, file and record all such other certificates and documents, including amendments to the Certificate of Formation of the Company, and to do such other acts as may be appropriate to comply with all requirements for the formation, continuation, and operation of a limited liability company, the ownership of property, and the conduct of business under the laws of the State of Delaware and any other jurisdiction in which the Company may own property or conduct business.

Section 1.5.	Term.
The term of the Company commenced on the date of the filing of the Certificate of Formation and shall end, and the Company shall dissolve, on the first to occur of (i) a sale or other disposition of all of the Company's property, (ii) the occurrence of any event which would, under the terms of this Agreement or the Limited Liability Company Law, result in the dissolution of the Company; provided, however, that the term of the Company shall not end upon the occurrence of such an event if the Company is continued as provided in this Agreement, (iii) an entry of a decree of judicial dissolution pursuant to §18-802 of the Limited Liability Company Law, and (iv) December 31, 2099.

Section 1.6.	Title to Company Property.
All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership of such property. The Company may hold any of its assets in its own name or in the name of a nominee.
II.

DEFINITIONS.
Unless the context in which a term is used clearly indicates otherwise, the following terms have the following respective meanings when used in this Agreement, and the singular shall include the plural and vice versa, unless the context requires otherwise:
“AAT” means A. Alfred Taubman.
“AAT Trust” means the A. Alfred Taubman Restated Revocable Trust, under Instrument dated April 10, 2002, as the same has been and may hereafter be amended.
“Additional Tax” is defined in Article IX hereof.

“Adjusted Capital Account Balance” means, with respect to a Member, such Member's Capital Account balance, adjusted by (i) taking into account the adjustments, allocations and distributions described in Regulations Sections 1.704-1(b)(2)(ii)(cf)(4), (5) and (6), and (ii) adding to such balance such Member's share of partnership minimum gain and partner nonrecourse debt minimum gain determined pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5).
“Adjustments” is defined in Section 8.2 hereof
“Affiliate” and “Affiliates” means, (i) with respect to any individual, any member of such individual's Immediate Family, a Family Trust with respect to such individual, and any Person (other than an individual) in which such individual and/or his Affiliate(s) owns, Directly or Indirectly, more than fifty percent (50%) of any class of Equity Security or of the aggregate Beneficial Interest of all beneficial owners, or in which such individual or his Affiliate is the sole general partner, or is the sole managing general partner, or is the sole managing member, or which is Controlled by such individual and/or his Affiliates; and (ii) with respect to any Person (other than an individual), any Person (other than an individual) which Controls, is Controlled By, or is Under Common Control With, such Person, and any individual who is the sole general partner or the sole managing general partner or the sole managing member of, or who Controls, such Person.
“Agreement” is defined in the Preamble to this Agreement.
“Annual Budget” is defined in Section 6.3 hereof.
“Authorized Agent” and “Authorized Agents” are defined in Section 6.9 hereof
“Available Cash” means the excess of the Company's cash and cash equivalents over the amount of cash needed by the Company, as determined by the Managing Member, to (1) service its debts and obligations to Third Parties, (2) service its debts and obligations to any Member, (3) maintain adequate capital and reserves for, by way of example and not limitation, working capital and reasonably foreseeable needs of the Company, and (4) conduct its business and carry out its purposes.
“Bankrupt” or “Bankruptcy” as to any Person means (i) applying for or consenting to the appointment of, or the taking of possession by, a receiver, custodian, trustee, administrator, liquidator, or the like of itself or of all or a substantial portion of its assets, (ii) admitting in writing its inability, or being generally unable or deemed unable under any applicable law, to pay its debts as such debts become due, (iii) convening a meeting of creditors for the purpose of consummating an out-of-court arrangement, or entering into a composition, extension, or similar arrangement, with creditors in respect of all or a substantial portion of its debts, (iv) making a general assignment for the benefit of its creditors, (v) placing itself or allowing itself to be placed, voluntarily or involuntarily, under the protection of the law of any jurisdiction relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (vi) taking any action for the purpose of effecting any of the foregoing, or (vii) if a proceeding or case shall be commenced against such Person in any court of competent jurisdiction, seeking (x) the liquidation, reorganization, dissolution, winding-up, or composition or readjustment of debts, of such Person, (y) the appointment of a trustee, receiver, custodian, administrator, liquidator, or the like of such Person or of all or a substantial portion of such Person's assets, or (z) similar relief in respect of such Person under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed for a period of ninety (90) Days, or an order, judgment, or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect for a period of sixty (60) Days, or an order for relief or other legal instrument of similar effect against such Person shall be entered in an involuntary case under such law and shall continue unstayed and in effect for a period of sixty (60) Days.
“Beneficial Interest” means an interest, whether as partner, joint venturer, member, cestui que trust, or otherwise, a contract right, or a legal or equitable position under or by which the possessor participates in the economic or other results of the Person (other than an individual) to which such interest, contract right, or position relates.
“Best Efforts” is defined to require that the obligated party make a diligent, reasonable, and good faith effort to accomplish the applicable objective. Such obligation, however, does not require the expenditure of a material amount of funds or the incurrence of any material liability on the part of the obligated party, nor does it require that the obligated party act in a manner which would otherwise be contrary to prudent business judgment or normal commercial practices in order to accomplish the objective. The fact that the objective is not actually accomplished is no indication that the obligated party did not in fact utilize its Best Efforts in attempting to accomplish the objective.
“Book Value” and “Book Values” are defined in Section 4.5(b) hereof.
“Business Day” means any Day that is not a Saturday, Sunday, or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.
“Capital Account” is defined in Section 4.5(a) hereof.
“Capital Contribution Account” is defined in Section 4.1 hereof.
“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).
“Co-Managing Member” and “Co-Managing Members” are defined in Section 6.1(d) hereof.
“Communication” and “Communications” are defined in Section 13.1(a) hereof.
“Company” is defined in Recital B hereto.
“Company Accountants” means Deloitte & Touche and its successors, or any firm of independent certified public accountants of recognized national standing selected by the Managing. Member.
“Control(s)” (and its correlative terms “Controlled By” and “Under Common Control With”) means, with respect to any Person (other than an individual), possession by the applicable Person or Persons of the power, acting alone (or, solely among such applicable Person or Persons, acting together), to designate and direct or cause the designation and direction of the management and policies thereof, whether through the ownership of voting securities, by contract, or otherwise.

“Corporate Services Agreement” means the Corporate Services Agreement entered into between TREIT and the Partnership (as predecessor-in-interest to the Company), as the same may be amended and/or supplemented, or any agreement entered into in replacement thereof.
“Day” or “Days” means each calendar day, including Saturdays, Sundays, and legal holidays; provided, however, that if the Day on which a period of time for consent or approval or other action ends is not a Business Day, such period shall end on the next Business Day.
“Depreciation” means for each fiscal year of the Company or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable under the Code with respect to an asset for such year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period beam to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Book Value using any reasonable method selected by the Managing Member.
“Development Opportunities” means the development opportunities held by TRG (other than those specifically excluded under the TRG Partnership Agreement), and any other regional retail shopping center developments and opportunities (through contract, option, or other rights) to develop regional retail shopping centers, including in all such cases Peripheral Property in respect thereof, in which TRG has a Direct or Indirect ownership interest and which is not yet a Regional Center. Reference to a Development Opportunity includes any one of the Development Opportunities.
“Direct or Indirect” or “Directly or Indirectly,” when used with respect to a Person's, a Member's, or the Company's interest in another limited liability company, partnership, or joint venture means and includes all interests of, and acting in respect of all interests of, the member or members, or partner or partners therein, as a member, partner or joint venturer of another limited liability company, partnership, or joint venture, as a stockholder of a corporation which in turn owns an interest in a limited liability company, partnership, or joint venture, and a beneficiary of a trust which has legal title to or owns a membership interest, partnership interest, or joint venture interest in a limited liability company, partnership, or joint venture, in each such case as the context requires.
“Disabled Member” is defined in Section 10.1(a)(2) hereof.
“Disabling Event” is defined in Section 10.1(a)(1) hereof.
“Dollars” or “$” means United States dollars.
“Election Notice” is defined in Section 7.2 hereof.
“Equity Security” has the meaning ascribed to it in the Securities Exchange Act of 1934, as amended to the date hereof, and the rules and regulations thereunder (and any successor laws, rules, and regulations of similar import).

“Event of Withdrawal” is defined in Section 10.1(a)(5) hereof.
“Expiration Event” is defined in Section 8.1 hereof.
“Expiration Notice of Intention” is defined in Section 8.1 hereof.
“Family Trust” means, with respect to an individual, a trust for the benefit of such individual or for the benefit of any member or members of such individual's Immediate Family or for the benefit of such individual and any member or members of such individual's Immediate Family (for the purpose of determining whether or not a trust is a Family Trust, the fact that one or more of the beneficiaries (but not the sole beneficiary) of the trust includes a Person or Persons, other than a member of such individual's Immediate Family, entitled to a distribution after the death of the settlor if he, she, it, or they shall have survived the settlor of such trust, which distribution is to be made of something other than a Membership Interest and/or includes an organization or organizations exempt from federal income taxes pursuant to the provisions of Section 501(a) of the Code and described in Section 501(c)(3) of the Code, shall be disregarded); provided, however, that in respect of transfers by way of testamentary or inter vivos trust, the trustee or trustees shall be solely such individual, a member or members of such individual's Immediate Family, a responsible financial institution and/or an attorney that is a member of the Bar of any State in the United States and/or an individual or individuals approved by that Member which is not the predecessor in interest to the Membership Interest held by such trust.
“First Amendment” is defined in Recital D hereto.
“GAAP” means generally accepted accounting principles, consistently applied in the United States.
“Gross Income” means the income of the Company determined pursuant to Section 61 of the Code before deduction of items of expense or deduction.
“Holdings” is defined in the Preamble to this Agreement.
“Holdings Members” means those Persons holding, at the relevant time, a Holdings Membership Interest. On the date of this Agreement, the Holdings Members are the AAT Trust, Robert S. Taubman, and William S. Taubman. Reference to a Holdings Member includes any of the Holdings Members.
“Holdings Membership Interest” means the right to receive distributions from Holdings, the right to receive allocations of profits and losses with respect to Holdings' business, the right, if any, to participate in the management of Holdings, and all other legal and equitable rights that a Person has or may have as a member of Holdings.
“Immediate Family” means, with respect to a Person, (i) such Person's spouse (former or then current), (ii) such Person's parents and grandparents, and (iii) ascendants and descendants (natural or adoptive, of the whole or half blood) of such Person's parents or of the parents of such Person's spouse (former or then current).
“Indemnitee” and “Indemnitees” are defined in Section 6.6(a) hereof.

“Limited Liability Company Law” is defined in Section 1.1 hereof.
“Liquidation Date” means the date on which Taub-Co's Membership Interest was distributed to Taub-Co IV and Holdings as part of the complete liquidation of Taub-Co.
“Losses” is defined in Section 5.1 (a) hereof.
“Managing Member” means Holdings, and for so long as TRG is a Member of the Company, TRG.
“Master Services Agreement” means the management, administration, leasing, brokerage, and development services agreement between TRG and the Partnership (as predecessor-in-interest to the Company), as the same may be amended and/or supplemented, or any agreement entered into in replacement thereof.
“Member” and “Members” are defined in the Preamble to this Agreement.
“Membership Interest” is defined in Section 4.6(a) hereof.
“Net Book Value” is defined in Section 8.2 hereof
“Net Value” is defined in Section 8.2 hereof.
“Original Agreement” is defined in Recital C hereto.
“Owning Entity” means any Person or Persons, other than TRG, owning a Development Opportunity or a Regional Center, provided that TRG holds, Directly or Indirectly, a Beneficial Interest in such Person or Persons.
“Owning Entity Services Agreement” and “Owning Entity Services Agreements” mean an agreement or agreements, in whatever form embodied (including, without limitation, within the partnership agreement, limited liability company agreement, or other document forming or governing an Owning Entity), providing for management, administration, leasing, development, and/or like services between an Owning Entity and the Company, including any such agreement or agreements entered into by an Owning Entity with a predecessor-in-interest to the Company, and any such agreement or agreements entered into by the Company and an Owning Entity subsequent to the date of this Agreement, in each case as the same may be amended and/or supplemented.
“Partnership” is defined in Recital B hereto.
“Percentage Interest” is defined in Section 4.6(b) hereof.
“Permitted Transferee” means: (i) with respect to any Holdings Member (other than the AAT Trust), (a) Holdings, (b) the AAT Trust, (c) a Holdings Member, (d) any Person designated by the AAT Trust that is a Permitted Transferee of the AAT Trust, and (e) a Family Trust of such Holdings Member, provided that such Holdings Member, during his lifetime, is the sole trustee of such Family Trust and has the sole and exclusive authority to Transfer, and exercise any voting or other rights with respect to, the Holdings Membership Interest held by such Family Trust; and (ii) with respect to the AAT Trust and Holdings, (a) AAT, (b) an Affiliate of AAT or of the AAT Trust, (c) a Holdings Member, and (d) Holdings.
“Person” or “Persons” means an individual, a partnership (general or limited), limited liability company, corporation, joint venture, business trust, cooperative, association, or other form of business organization, whether or not regarded as a legal entity under applicable law, a trust (inter vivos or testamentary), an estate of a deceased, insane, or incompetent person, a quasi-governmental entity, a government or any agency, authority, political subdivision, or other instrumentality thereof, or any other entity.
“Preliminary Balance Sheet” is defined in. Section 8.2 hereof. “Profits” is defined in Section 5.1 (a) hereof.
“Qualified Appraiser” means a Third Party designated by the Managing Member, and who is a member in good standing of the American Institute of Real Estate Appraisers, or a Member, Appraisal Institute (or a member of the successor to either such organization).
“Regional Centers” means those regional retail shopping centers, including peripheral property in respect thereof, owned Directly or Indirectly by TRG on the date of this Agreement, as well as those regional retail shopping centers and any other real property acquired and/or developed by TRG after the date of this Agreement, provided that some portion of the enclosed mall portion thereof is open for business to the public generally, in each case for so long as TRG has a Direct or Indirect Beneficial Interest therein. Reference to a Regional Center includes any one of the Regional Centers.
“Regulations” (including Temporary Regulations or Proposed Regulations) means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
“Related-Party Agreement” means the Second Amended and Restated Agreement Regarding Certain Matters Related to The Taubman Company 2005 Long Term Incentive Plan and The Taubman Company LLC 2008 Omnibus Incentive Plan, dated December 30, 2011.
“Representative” is defined in Section 10.1(a)(3) hereof.
“Subject Interests” is defined in Section 8.1 hereof.
“Successor” is defined in Section 10.1(a)(4) hereof
“Taub-Co” is defined in Recital A hereto.
“Taub-Co IV Cumulative Preferred Return” means, with respect to each fiscal quarter ending after the Liquidation Date, an amount per fiscal quarter equal to the sum of (i) ten percent (10%), compounded quarterly, multiplied by Taub-Co IV's Capital Contribution Account balance of Ten Million Dollars ($10,000,000) as such Capital Contribution Account balance may be increased pursuant to Section 4.1(c) hereof, and divided by four (4), plus (ii) ten and one-half percent (10.5%), compounded quarterly, multiplied by Taub-Co's capital contribution of Two Million One Hundred

Fifty-Five Thousand Nine Hundred Seventy-Eight Dollars ($2,155,978), to which Taub-Co IV shall have succeeded as of the Liquidation Date, and divided by four (4). Such amount shall be cumulative, compounded quarterly to the extent not distributed for any fiscal quarter and prorated for any partial fiscal quarter.
“Tax Matters Member” is defined in Section 6.7(a) hereof.
“Termination Event” is defined in Section 8.1 hereof.
“Termination Notice of Intention” is defined in Section 8.1 hereof.
“Third Party” or “Third Parties” means a Person or Persons who is or are neither a Member or Members nor an Affiliate or Affiliates of a Member.
“Third Party Financing” means financing or refinancing obtained from a Third Party by the Company.
“Transfer” means any assignment, sale, transfer, conveyance, encumbrance, pledge, granting of an option or proxy, or other disposition or act of alienation.
“TREIT” means Taubman Centers, Inc., a Michigan corporation, and real estate investment trust to whom the Company shall provide certain services pursuant to the Corporate Services Agreement.
“TRG” is defined in the Preamble to this Agreement.
“TRG Interests” is defined in Section 7.2 hereof.
“TRG Partnership Agreement” means The Second Amendment and Restatement of Agreement of Limited Partnership of The Taubman Realty Group Limited Partnership, as the same has been and may be amended and/or supplemented.
“Valuation Date” is defined in Section 8.2 hereof.
III.

PURPOSES AND POWERS; LIMITATION ON
PURPOSES AND POWERS.

Section 3.1.	Purposes and Powers of the Company.
(a)    The Company has been formed pursuant to the Limited Liability Company Law and in accordance with this Agreement for the purposes of (i) entering into the Master Services Agreement, the Owning Entity Services Agreements, and the Corporate Services Agreement; (ii) providing, or engaging Third Parties to provide, leasing, management, administrative, development, acquisition, and other services with respect to the Regional Centers, including, without limitation, services relating to the solicitation of tenants and negotiation of leases, the maintenance, renovation, repair, expansion, and alteration of the Regional Centers, billings and collections, the provision of statements and reports for each Regional Center, and the provision of such special services as may be requested by TRG from time to time, all in accordance with the Master Services Agreement; (iii) providing, or engaging Third Parties to provide, development services, including, without limitation, investigation and analysis of potential Development Opportunities and negotiations with prospective partners, land owners, lenders, department stores, and prospective tenants, and preparing and implementing development and acquisition plans, all in accordance with the Master Services Agreement; (iv) providing, or engaging Third Parties to provide, general administrative and advisory services to TRG relating to the ongoing operation and management of TRG including, without limitation, services relating to the administration of the day-to-day operations of TRG, and assisting TRG in connection with policy and investment decisions; (v) providing, or engaging Third Parties to provide, management, leasing, administrative, development, and/or like services to Owning Entities pursuant to the Owning Entity Services Agreements; (vi) providing, or engaging Third Parties to provide, services to TREIT under the Corporate Services Agreement, including without limitation, administrative, management, accounting, shareholder relations, and other services with respect to the operation and administration of TREIT; and (vii) engaging in any other activities that are incidental or related to the foregoing that a limited liability company may engage in pursuant to the Limited Liability Company Law.
(b)    The Company shall have all powers that are necessary or appropriate to carry out its purposes as described in Section 3.1(a) hereof, including, without limitation, the power to enter into, act in all respects under, and agree to any one or more amendments to, the Master Services Agreement, the Corporate Services Agreement, and each Owning Entity Services Agreement. Except as provided in this Agreement, no Member shall have any authority to act for, bind, commit or assume any obligation or responsibility on behalf of the Company, its properties or the other Members.

Section 3.2.	Limitation on Purposes and Powers; No State-Law Partnership.
(a)    The Company shall be a limited liability company only for the purposes specified in Section 3.1 hereof, and this Agreement shall not be deemed to create an agreement among the Members with respect to any activities whatsoever other than the activities within the purposes of the Company as specified in Section 3.1 hereof. Except as otherwise provided in this Agreement, no Member shall have any authority to act for, bind, commit, or assume any obligation or responsibility on behalf of the Company, its properties, or the other Members. No Member, in its capacity as a Member under this Agreement, shall be responsible or liable for any indebtedness or obligation of any other Member, nor shall the Company be responsible or liable for any indebtedness or obligation of any Member, incurred either before or after the execution and delivery of this Agreement by such Member, except as to those responsibilities, liabilities, indebtedness, or obligations incurred pursuant to and as limited by the terms of this Agreement or incurred pursuant to the Limited Liability Company Law.
(b)    The Members intend that the Company shall not be a partnership (including a general or limited partnership) or, in any jurisdiction in which a joint venture may be considered a partnership, a joint venture, and that no Member shall be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than federal and, if applicable, state tax purposes, and neither this Agreement nor any other document entered into by the Company or any Member shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state and local income tax purposes, and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

Section 3.3.	Real Estate Investment Trust Requirements.
Notwithstanding anything to the contrary contained in this Agreement, for so long as TRG is a Member and TREIT is a partner of TRG, the Company shall operate in such a manner and the Company shall take or omit to take all actions as may be necessary (including making appropriate distributions from time to time), so as to permit TREIT to continue to qualify as a real estate investment trust (as defined in Section 856 of the Code) under Sections 856 through 860 of the Code, so long as such requirements exist and as such provisions may be amended from time to time, or corresponding provisions of succeeding law.
IV.

CAPITAL CONTRIBUTIONS; OPENING CAPITAL ACCOUNT
BALANCES; ANTICIPATED FINANCING;
CAPITAL ACCOUNTS; MEMBERSHIP INTERESTS; PERCENTAGE INTERESTS.

Section 4.1.	Capital Contributions; Opening Capital Account Balances; Certain Contributions by TRG and Taub-Co IV.
(a)    The Members have made such capital contributions and have such opening Capital Account balances as are set forth on the books and records of the Company. The Company shall keep an account for each Member reflecting such Member's capital contributions to the Company (each a “Capital Contribution Account”).
(b)    Capital contributions of shares of TREIT deemed made by TRG and Taub-Co IV pursuant to the Related-Party Agreement shall be credited to the Capital Accounts and the Capital Contribution Accounts of TRG and Taub-Co IV as provided in the Related-Party Agreement.
(c)    In the event the Company does not have sufficient funds to meet its income tax withholding obligations with respect to the transfer of shares of TREIT pursuant to The Taubman Company 2005 Long-Term Incentive Plan or The Taubman Company LLC 2008 Omnibus Incentive Plan, then, as determined by TRG in its sole discretion, either (x) Taub-Co IV shall contribute such funds as necessary to meet such cash requirement, and the amount of such contribution shall bear the Taub-Co IV Cumulative Preferred Return from and after the date of such contribution, or (y) TRG and Taub-Co IV shall contribute such funds to the Company in the same proportion as their deemed capital contributions of the shares of TREIT are credited to their respective Capital Contribution Accounts pursuant to Section 3.(b) hereof.

Section 4.2.	Anticipated Financing.

In the event that funds in excess of the Company's available cash are required to meet the needs or requirements of the Company, such funds shall be obtained from the proceeds of Third Party Financing unless TRG shall agree, in its sole discretion, to lend, or to cause one of its Affiliates to lend, such funds.
In the event that when requested by the Managing Member, TRG agrees, in its sole discretion, to lend, or to cause one of its Affiliates to lend, any such required funds, such loan shall be on such terms and conditions as shall be agreed to by the Managing Member and TRG. In the event that any lender requires a guaranty with respect to a loan to the Company, and the Managing Member requests TRG to so guaranty any such loan, TRG, in its sole discretion, may determine to so guaranty such loan. In the event that TRG is required to make any payment with respect to any Company loan that TRG has guaranteed, such payment shall be treated as a loan to the Company by TRG or a TRG Affiliate designated by TRG, shall bear interest at a rate determined by the Managing Member and TRG, and be repaid as the Managing Member and TRG shall agree.

Section 4.3.	No Requirement of Further Contributions.
No Member (i) shall have the right to withdraw any part of its Capital Account or to demand or receive the return of its capital contributions, or any part thereof, or to receive any distributions from the Company, (ii) shall be entitled, except as provided in Section 4.2 hereof, to make, or have any obligation to make, any contribution to the capital of, or any loan to, or provide a guaranty with respect to any loan to, the Company, or (iii) shall have any liability for the return of the other Members' Capital Accounts or contributions to the capital of the Company. No Member shall be liable for the obligations of the Company except as otherwise expressly required by the Limited Liability Company Law.

Section 4.4.	Return on Capital Contributions and Capital Accounts.
Except as provided in Section 5.2 hereof, no Member shall receive any interest or return in the nature of interest on its contributions to the capital of the Company or on the positive balance, if any, in its Capital Account.

Section 4.5.	Capital Accounts.
(a)    The Company shall establish and maintain a separate capital account (“Capital Account”) for each Member, including a substitute member who shall pursuant to the provisions hereof acquire a Membership Interest, which Capital Account shall be:
(1)    credited with the amount of cash and the initial Book Value (net of liabilities secured by such contributed property that the Company assumes or takes subject to) of any other property contributed by such Member to the capital of the Company, such Member's distributive share of Profits, and any items in the nature of income or gain that are allocated to such Member pursuant to Section 5.1 hereof, but excluding tax items described in Regulations Section 1.704-1(b)(4)(i), and

(2)    debited with the amount of cash and the Book Value (net of liabilities secured by such distributed property that such Member assumes or takes subject to) of any Company property distributed to such Member pursuant to any provision of this Agreement, such Member's distributive share of Losses, any items in the nature of expenses or losses that are allocated to such Member pursuant to Section 5.1 hereof, but excluding tax items described in Regulations Section 1.704-1(b)(4)(i), and such Member's share, determined in accordance with its Percentage Interest, of any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i).
In the event that a Member's Membership Interest or a portion thereof is transferred within the meaning of Regulations Section 1.704-1(b)(2)(iv)(1) in accordance with the provisions of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the Membership Interest or portion thereof so transferred.
In the event that the Book Values of Company assets are adjusted as described below in Section 4.5(b) hereof, the Capital Accounts of the Members shall be adjusted simultaneously to reflect the aggregate net adjustments as if the Company recognized gain or loss for federal income tax purposes equal to the amount of such aggregate net adjustment.
The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Regulations, and shall be interpreted and applied as provided in the Regulations. In the event that the Managing Member reasonably determines that the manner in which the Capital Accounts, or any debits or credits thereto, are maintained or computed under the Regulations should be further reflected in an amendment hereto, the Managing Member shall be authorized, without the approval, consent or act of any other Member, to amend this Agreement, provided that such amendment shall not adversely affect the Membership Interest of any other Member without its written concurrence. In determining whether this Agreement should be amended to reflect the foregoing, the Managing Member shall be entitled to rely on the advice of the Company Accountants, provided that such advice shall not be applied to cause a material adverse effect on any Member without such Member's consent.
(b)    Except as otherwise provided in this Agreement, the term “Book Value” or “Book Values” means, with respect to any asset, such asset's adjusted basis for federal income tax purposes, except:
(1)    the initial Book Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset on the date of its contribution to the Company;
(2)    the Book Value of all Company assets may be adjusted to equal their respective gross fair market values as of the following times, as determined by the Managing Member (unless such adjustment shall be required by Regulations Section 1.704-1(b)(2)(iv)(f): (i) the acquisition from the Company, in exchange for more than a de minimis capital contribution, of a Membership Interest by an additional member or of an additional

Membership Interest by an existing Member; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property (including money) as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) if there is an in-kind distribution of Company property or a deemed in-kind distribution of Company property pursuant to Section 708(b)(1)(B) of the Code or an installment sale of Company assets, or if, pursuant to the penultimate sentence of Regulations Section 1.704-1(b)(2)(ii)(b), the Company establishes reserves to provide for Company liabilities in connection with the liquidation of the Company;
(3)    if the Book Value of an asset has been determined or adjusted as provided in Section 4.5(b)(1) or 4.5(b)(2) hereof, the Book Value of such asset shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses; and
(4)    the Book Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution.
(c)    In the event that subsequent to the date of this Agreement any provision of this Article IV requires the determination of the fair market value of any asset, such fair market value shall be as determined by the Members, provided that (i) such value is reasonably agreed to by the Members in arm's-length negotiations, and (ii) the Members have sufficiently adverse interests as provided in Regulations Section 1.704-1(b)(2)(iv)(h). In the event that the requirements of clauses (i) and (ii) of this Section 4.5(c) are not met, then the fair market value shall be determined by a Qualified Appraiser. The cost of any such appraisal shall be an expense of the Company.

Section 4.6.	Membership Interests; Percentage Interests.
(a)    For the purpose of this Agreement, the term “Membership Interest” means, with respect to a Member, such Member's right to the allocations (and each item thereof) specified in Section 5.1 hereof and distributions from the Company, its share of expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as such under Regulations Section 1.704-1(b)(2)(iv)(i), and its rights of management, consent, approval, or participation as provided in this Agreement.
(b)    For the purpose of this Agreement, the term “Percentage Interest” means, with respect to each Member that percentage set forth opposite its name on Schedule A hereto.
V.

ALLOCATIONS; PROFITS AND LOSSES;
DISTRIBUTIONS; BANK ACCOUNTS; BOOKS OF ACCOUNT;
TAX RETURNS; ACCOUNTING AND REPORTS; COMPANY FISCAL YEAR.

Section 5.1.	Allocations.

(a)    For the purpose of this Agreement, the terms “Profits” and “Losses” mean, respectively, for each fiscal year of the Company or other period, the Company's taxable income or loss for such fiscal year or other period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), adjusted as follows:
(1)    any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section 5.1(a) shall be added to such taxable income or loss;
(2)    in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period; and
(3)    any items that are specially allocated pursuant to Sections 5.1(d), 5.1(e), 5.1(g) or 5.1(h) hereof shall not be taken into account in computing Profits or Losses.
(b)    Profits of the Company (and each item thereof) for each fiscal year shall be allocated as follows:
(1)    First, to the Members, in accordance with their Percentage Interests, until the aggregate amount of Profits allocated pursuant to this Section 5.1(b)(1) for such fiscal year and all prior fiscal years is equal to the aggregate amount of Losses allocated for all prior fiscal years pursuant to Section 5.1(c)(5) hereof;
(2)    Second, to Taub-Co IV, until the aggregate amount of Profits allocated to Taub-Co IV pursuant to this Section 5.1(b)(2) for such fiscal year and all prior fiscal years is equal to the aggregate amount of Losses allocated to Taub-Co IV for all prior fiscal years pursuant to Section 5.1(c)(4) hereof;
(3)    Third, to Holdings and TRG, pro rata based on the amount required to be allocated to each pursuant to this Section 5.1(b)(3), until the aggregate amount of Profits allocated to each of Holdings and TRG pursuant to this Section 5.1(b)(3) for such fiscal year and all prior fiscal years is equal to the aggregate amount of Losses allocated to Holdings and TRG for all prior fiscal years pursuant to Section 5.1(c)(3) hereof;
(4)    Fourth, to Taub-Co IV, until the aggregate amount of Profits allocated to Taub-Co IV pursuant to this Section 5.1(b)(4) for such fiscal year and all prior fiscal years (net of any Losses allocated to Taub-Co IV pursuant to Section 5.1(c)(2) hereof for all prior fiscal years) is equal to the aggregate amount of the Taub-Co IV Cumulative Preferred Return distributed to Taub-Co IV pursuant to Section 5.2(a) for such fiscal year and all prior fiscal years; and
(5)    Thereafter, any remaining Profits shall be allocated to the Members in accordance with their Percentage Interests.

(c)    Losses of the Company (and each item thereof) for each fiscal year shall be allocated as follows:
(1)    First, to the Members in accordance with their Percentage Interests, until the aggregate amount of Losses allocated pursuant to this Section 5.1(c)(1) for such fiscal year and all prior fiscal years is equal to the aggregate amount of Profits allocated pursuant to Section 5.1(b)(5) hereof for all prior fiscal years;
(2)    Second, to Taub-Co IV, until the aggregate amount of Losses allocated to Taub-Co IV pursuant to this Section 5.1(c)(2) for such fiscal year is equal to the aggregate amount of Profits allocated to Taub-Co IV pursuant to Section 5.1(b)(4) hereof;
(3)    Third, to Holdings and TRG, pro rata based on the amount required to be allocated to each pursuant to this Section 5.1(c)(3), until their respective Adjusted Capital Account Balances are reduced to zero;
(4)    Fourth, to Taub-Co IV until its remaining Adjusted Capital Account Balance is reduced to zero; and
(5)    Thereafter, any remaining Losses shall be allocated to the Members in accordance with their Percentage Interests.
(d)    In the event that (i) any Member unexpectedly receives any adjustment, allocation, or distribution described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), and (ii) such adjustment, allocation, or distribution causes or increases a deficit balance (net of amounts which such Member is obligated to restore or deemed obligated to restore under Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5) and determined after taking into account any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that, as of the end of the Company fiscal year, reasonably are expected to be made to such Member) in such Member's Capital Account as of the end of the Company fiscal year to which such adjustment, allocation, or distribution relates, then items of Gross Income (consisting of a pro rata portion of each item of Gross Income) for such Company fiscal year and each subsequent Company fiscal year shall be allocated to the Member until such deficit balance or increase in such deficit balance, as the case may be, has been eliminated.
(e)    The Company's entire deduction for the compensatory transfer of the shares of TREIT made pursuant to the Related-Party Agreement shall be allocated to TRG and Taub-Co IV in accordance with the same priorities set forth in Section 5.1(b) or Section 5.1(c) hereof, as applicable, and in the same proportion as TRG and Taub-Co IV share in Profits or Losses pursuant to such sections.
(f)    Notwithstanding anything to the contrary contained in this Section 5.1, the allocation of Profits and Losses of any fiscal year of the Company during which a Person acquires a Membership Interest (other than upon formation of the Company) shall take into account the Members' varying interests for such fiscal year pursuant to any method permissible under Section

706 of the Code that is selected by the Managing Member (notwithstanding any agreement between the assignor and assignee of such Membership Interest).
(g)    In accordance with Sections 704(b) and 704(c) of the Code and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for federal income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and the initial Book Value of such property. If the Book Value of any Company property is adjusted pursuant to Section 4.5(b) hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and the Book Value of such asset in the manner prescribed under Sections 704(b) and 704(c) of the Code and the Regulations thereunder.
(h)    In the event of a sale or exchange of a Member's Membership Interest or a portion thereof, if the Company has not theretofore elected pursuant to Section 754 of the Code to adjust the basis of Company property, the Managing Member shall cause the Company to elect, if the Person acquiring such Membership Interest or portion thereof so requests, pursuant to Section 754 of the Code, to adjust the basis of Company property. In addition, in the event of a distribution referred to in Section 734(b) of the Code, if the Company has not theretofore elected, the Managing Member may, in the exercise of its reasonable discretion, cause the Company to elect pursuant to Section 754 of the Code to adjust the basis of Company property. Except as provided in Regulations Section 1.704-1 (b)(2)(iv)(m), such adjustment shall not be reflected in the Members' Capital Accounts and shall be effective solely for federal and (if applicable) state and local income tax purposes. Each Member hereby agrees to provide the Company with all information necessary to give effect to such election. With respect to such election:
(1)    Any change in the amount of the depreciation deducted by the Company and any change in the gain or loss of the Company, for federal income tax purposes, resulting from an adjustment pursuant to Section 743(b) of the Code shall be allocated entirely to the transferee of the Membership Interest or portion thereof so transferred. Neither the capital contribution obligations of, nor the Membership Interests of, nor the amount of any cash distributions to, the Members shall be affected as a result of such election, and except as provided in Regulations Section 1.704-1(b)(2)(iv)(m), the making of such election shall have no effect except for federal and (if applicable) state and local income tax purposes.
(2)    Solely for federal and (if applicable) state and local income tax purposes and not for the purpose of maintaining the Members' Capital Accounts (except as provided in Regulations Section 1.704-1(b)(2)(iv)(m)), the Company shall keep a written record for those assets, the basis of which is adjusted as a result of such election, and the amount at which such assets are carried on such record shall be debited (in the case of an increase in basis) or credited (in the case of a decrease in basis) by the amount of such basis adjustment. Any change in the amount of the depreciation deducted by the Company and any change in the gain or loss of the Company, for federal and (if applicable) state and local income tax purposes, attributable to the basis adjustment made as a result of such election shall be debited or credited, as the case may be, on such record.

(i)    The Profits, Losses, gains, deductions, and credits of the Company (and all items thereof) for each fiscal year of the Company shall be determined in accordance with the accounting method followed by the Company for federal income tax purposes.
(j)    Except as provided in Sections 5.1(g) and 5.1(h) hereof, for federal income tax purposes, each item of income, gain, loss, or deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss, or deduction has been allocated pursuant to this Section 5.1.

Section 5.2.	Distributions.
Subject to the provisions of Section 11.1(a) hereof, Available Cash shall be distributed promptly after the close of each fiscal quarter as follows:
(a)    First, to Taub-Co IV until the cumulative amount of distributions to Taub-Co IV pursuant to this Section 5.2(a) for such fiscal quarter and all prior fiscal quarters ending after the Liquidation Date equals the Taub-Co IV Cumulative Preferred Return, as computed from the Liquidation Date to the close of such fiscal quarter.
(b)    Thereafter, any remaining balance shall be distributed to the Members in accordance with their respective Percentage Interests in the Company.
Distributions to the Members under this Agreement shall be subject to any restrictions imposed by applicable law, and the Managing Member may refrain from making any distribution hereunder without liability if it believes that the distribution would be in violation of any applicable law.

Section 5.3.	Bank Accounts.
All funds of the Company shall be deposited in one or more bank accounts in federal or state chartered banks having a shareholder capital and undistributed surplus of not less than One Hundred Million Dollars ($100,000,000), all as determined by the Managing Member. All withdrawals therefrom shall be made upon the signature of the Managing Member. Any checks of the Company may be signed by any Person(s) designated in writing, from time to time, by the Managing Member.

Section 5.4.	Books of Account.
The Company shall maintain at its principal office complete and accurate books of account and records of its operations showing the assets, liabilities, costs, expenditures, receipts, profits, and losses of the Company, and which books of account and records shall include provision for separate Capital Accounts for the Members and shall provide for such other matters and information as a Member shall reasonably request, together with copies of all documents executed on behalf of the Company. Each Member and its representatives, duly authorized in writing, shall have the right to inspect and examine, at all reasonable times, at the principal office of the Company, all such books of account, records, and documents.

Section 5.5.	Tax Returns.
To the extent all necessary information is available, within ninety (90) Days after the end of each Company fiscal year, and in any event within one hundred twenty (120) Days after the end of each Company fiscal year, the Company shall cause to be prepared and transmitted to the Members federal and appropriate state and local Partnership Income Tax Schedules “K-1,” or any substitute therefor, with respect to such fiscal year on appropriate forms prescribed.

Section 5.6.	Accounting and Reports.
Within ninety (90) Days after the end of each Company fiscal year, the Company shall cause to be prepared and transmitted to each Member, an annual report of the Company relating to the previous fiscal year containing a statement of financial condition as of the year then ended, and a statement of operations, cash flow, and Company equity, for the year then ended, which annual statements shall be prepared in accordance with GAAP and shall be audited by the Company Accountants. The Company shall also cause to be prepared and transmitted to each Member within forty-five (45) Days after the end of each of the first three (3) quarters of each fiscal year of the Company, a quarterly unaudited report of the Company's financial condition and statements of operations, cash flow, and Company equity relating to the fiscal quarter then just ended, prepared in accordance with GAAP.

Section 5.7.	Company Fiscal Year.
The Company's fiscal year (and taxable year) shall be the calendar year.
VI.

MANAGEMENT; LIMITATIONS IN RESPECT OF MANAGING MEMBER; ANNUAL BUDGET; BONDS AND INSURANCE; EXECUTION OF LEGAL INSTRUMENTS; INDEMNITY AND REIMBURSEMENT;
TAX MATTERS MEMBER; OTHER VENTURES; AUTHORIZED AGENTS.

Section 6.1.	Management.
(a)    The Company shall be managed solely and exclusively by the Managing Member. The Managing Member shall use its Best Efforts to carry out the purposes of the Company and, except as provided in Sections 6.2 and 6.3 hereof, shall have in respect of its management of the Company all of the powers of the Company and shall devote such time and attention to the Company as is reasonably necessary for the proper management of the Company and its properties. Except as provided in Sections 6.2 and 6.3 hereof, all actions, decisions, determinations, designations, directions, appointments, consents, approvals, selections, and the like to be taken, made, or given by and/or with respect to the Company, its business and its properties as well as management of all Company affairs, shall in each and every case be made by, and only by, the Managing Member, and all such actions, decisions, determinations, designations, directions, appointments, consents, approvals, selections, and the like shall be controlling and binding upon the Company.

Except as provided in Sections 6.2 and 6.3 hereof, the Managing Member shall have the full and exclusive right, power and authority, on behalf of and in the name of the Company, to carry out any and all objectives and purposes of the Company, to have all of the powers of the Company, and to perform all acts and enter into and perform all contracts and other undertakings which it may deem necessary or advisable or incidental thereto. Accordingly, the Managing Member shall have the exclusive right, power, and authority, on behalf of the Company, without limitation but subject to Sections 6.2 and 6.3 hereof and to carrying out the purposes of the Company, to negotiate, enter into, perform, amend, and take all actions in respect of any and all agreements, instruments, and documents including, without limitation, the Master Services Agreement, the Owning Entity Services Agreements, and the Corporate Services Agreement; to borrow money, incur and repay debts and liabilities and obligations, issue evidences of indebtedness; to negotiate with, defend, and resolve all matters with any Person; to commence, compromise, pursue, submit to arbitration, settle, and defend any legal action or claim from or against any Person; to retain Third Parties including, without limitation, architects, engineers, consultants, attorneys, accountants, and appraisers; to maintain insurance; to obtain, through contract or otherwise, goods and services; and to perform all acts that a Managing Member may legally do pursuant to the Limited Liability Company Law that are consistent with the terms of this Agreement.
(b)    The Managing Member may at any time and from time to time designate (and remove) officers of the Company who shall exercise such powers and shall have such duties as may from time to time be assigned to each such officer or established by the Managing Member; provided, however, that in no event shall the Managing Member delegate to any such officer any powers that the Managing Member does not itself possess under this Agreement.
(c)    Each Member, by its execution and delivery of this Agreement, irrevocably authorizes the Managing Member to do any act that the Managing Member has the right, power, and authority to do under the provisions of this Agreement and under the Limited Liability Company Law (but only to the extent not inconsistent with the terms of this Agreement), without any other or subsequent authorizations or consents of any kind. No Person dealing with the Company shall be required to investigate or inquire as to the authority of the Managing Member or of any Person or officer of the Company designated by the Managing Member to exercise the rights, powers, and authority herein conferred upon the Managing Member. Any Person dealing with the Company shall be entitled to rely upon any action taken and/or any document or instrument executed and delivered by the Managing Member or a Person or Persons (including officers of the Company) designated by the Managing Member, and the Company shall be bound thereby. No purchaser of any property or interest owned by the Company, or lender, shall be required to determine the sole and exclusive authority of the Managing Member or of a Person or officer of the Company designated by the Managing Member to execute and deliver on behalf of the Company any such instrument of transfer or security, or to see to the application or distribution of revenues or proceeds paid or credited in connection therewith.
(d)    Notwithstanding the foregoing, for so long as TRG is a Member of the Company, TRG and Holdings shall serve as co-managing members of the Company (individually, a “Co-Managing Member” and collectively, the “Co-Managing Members”). Subject to the next sentence and the provisions of Section 6.7 hereof, each Co-Managing Member shall have the power and right to act alone on behalf of the Company with respect to all matters as to which the Managing Member has authority under Section 6.1 and Section 6.3 hereof but subject to the limitations on the authority of the Managing Member set forth in Section 6.2 hereof. Holdings may unilaterally revoke, at any time, TRG's authority to act alone as a Co-Managing Member by delivering written notice to TRG of such revocation, in which case, for so long as TRG is a Member of the Company, all actions, decisions, terminations, designations, directions, appointments, consents, approvals, selections, and the like to be taken, made, or given by and or with respect to the Company, its business and its properties as well as management of all Company affairs, shall in each and every case require both Co-Managing Members; provided, however, that for so long as TRG is a Member, Holdings shall not revoke TRG's exclusive authority to act as the Tax Matters Member.

Section 6.2.	Limitations on the Authority of the Managing Member.
Without the prior consent of all other Members, the Managing Member (unless otherwise expressly provided in the then current and approved Annual Budget) shall not have the power to bind the Company in connection with any of the following:
(i)    selling, exchanging, transferring, or otherwise disposing of all or substantially all of the assets of the Company;
(ii)    amending an Owning Entity Services Agreement or the Corporate Services Agreement, or entering into an Owning Entity Services Agreement;
(iii)    confessing any judgment against the Company in connection with any threatened or pending legal action or the settlement of any claim unless such claim is settled in the ordinary course of business of the Company, or initiating or consenting to any act of Bankruptcy with respect to the Company;
(iv)    doing any act in contravention of this Agreement or refusing to do any act required by this Agreement;
(v)    removing or selecting the Company Accountants;
(vi)    possessing any Company property or selling, exchanging, transferring, assigning or leasing the rights of the Company in specific Company property in each case for other than a Company purpose;
(vii)    admitting any other Person as a Member;
(viii)    the making of any investment in any other Person, the making of loans or guaranties, the purchase or other acquisition of any property other than in the ordinary course of business, the making of any payments of money, or entering into any binding commitment to undertake any of the foregoing actions, except in each case within the dollar limits of the related items in the then Annual Budget approved by all other Members; and
(ix)    the creation, assumption, incurring or consent to any charge upon any property or assets of the Company other than in the ordinary course of business, or the acquisition, holding or agreeing to acquire or hold any such property or assets or any portion thereof subject to any security interest.

Section 6.3.	Annual Budget.
The Managing Member shall prepare and submit to the Members for approval, prior to the beginning of each fiscal year of the Company, an annual budget (the “Annual Budget”), which shall reflect the Managing Member's estimate of all of the Company's anticipated items of income and expense, including anticipated capital expenditures, during such calendar year and which shall include anticipated cash distributions, including Available Cash to the Members for such calendar year.
Until such time, each year, as the Annual Budget is approved, operating expenses shall continue to be paid so long as they are or have been incurred in the ordinary course of business and are consistent with past practices.

Section 6.4.	Fidelity Bonds and Insurance.
The Company shall obtain fidelity bonds with reputable surety companies, covering all Persons having access to the Company funds, indemnifying the Company against loss resulting from fraud, theft, dishonesty, and other wrongful acts of such Persons. The Company shall carry or cause to be carried on its behalf, in companies and in amounts approved by the Managing Member, all property, liability, and workers' compensation insurance as shall be required under applicable leases, agreements, and other instruments and statutes by which the Company or its properties are bound.

Section 6.5.	Execution of Legal Instruments.
All legal instruments affecting the Company or Company property need be executed by, and only by, the Managing Member or that Person or those Persons or officers of the Company (who need not be Members) designated in writing by the Managing Member, and the Managing Member's or such designated Person's(s') or officer's(s'), as the case may be, signature shall be sufficient to bind the Company and its properties.

Section 6.6.	Indemnity and Reimbursement.
(a)    To the fullest extent permitted by law, the Company shall and does hereby indemnify, defend, and hold harmless each Member, each officer of the Company, and each Person designated by a Member in accordance with the provisions of this Agreement (individually, an “Indemnitee”, and collectively, the “Indemnitees”) from any claim, demand, or liability, and from any loss, cost, or expense including, without limitation, attorneys' fees and court costs, which may be asserted against, imposed upon, or suffered by an Indemnitee, by reason of any act performed for or on behalf of the Company, or in furtherance of the Company's business, to the extent authorized hereby, or by reason of any omission, except for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. No Indemnitee, shall have any personal liability to the Company or its Members for monetary damages for breach of fiduciary duty except for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Any indemnity under this Section 6.6(a) shall be provided out of and to the extent of Company assets only, and no Member shall have any personal liability on account thereof.
(b)    Expenses (including attorneys' fees) incurred by an Indemnitee in defending any civil, criminal, administrative, or investigative action, suit, or proceeding relating to any action or omission in respect of the Company shall be paid by the Company in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined that the Indemnitee, is not entitled to be indemnified by the Company.
(c)    The Company may purchase and maintain insurance, as determined by the Managing Member, in respect of each Indemnitee, and against any liability relating to any act or omission in respect of the Company, whether or not the Company may indemnity such Person against such liability.
(d)    The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 6.6 shall survive the liquidation, dissolution, and termination of the Company and the termination of this Agreement, shall continue as to any Person who has terminated his relationship with the Company and shall inure to the benefit of such Person's heirs, executors, and administrators and shall, to the extent permitted by the Limited Liability Company Law, be binding on the Company's successors and assigns.

Section 6.7.	Tax Matters Member.
(a)    As used in this Agreement, “Tax Matters Member” has the meaning ascribed to “tax matters partner” in Section 6231(a)(7) of the Code. TRG is hereby designated Tax Matters Member for the Company. The Tax Matters Member shall comply with the requirements of Sections 6221 through 6231 of the Code applicable to a tax matters partner. The Managing Member shall keep the other Members timely informed of all actions taken by it and correspondence received by it in its capacity as a Tax Matters Member. To the fullest extent permitted by law, the Company shall and does hereby indemnify, defend, and hold harmless the Tax Matters Member from and against any claim, demand, or liability, and from and against any loss, cost, or expense including, without limitation, attorneys' fees and court costs, which may be asserted against, imposed upon, or suffered by the Tax Matters Member by reason of any act performed for or on behalf of the Company in its capacity as Tax Matters Member to the extent authorized hereby, or by reason of any omission, except acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Any indemnity under this Section 6.7(a) shall be provided out of and to the extent of Company assets only, and only with respect to amounts actually and reasonably incurred, and no Member shall have any personal liability on account thereof. The indemnity provided in this Section 6.7(a) shall survive the liquidation, dissolution, and termination of the Company and the termination of this Agreement and shall, to the extent permitted by the Limited Liability Company Law, be binding on the Company's successors and assigns.
(b)    The Tax Matters Member shall have a continuing obligation to provide the Internal Revenue Service with sufficient information so that proper notice can be mailed to each Member as provided in Section 6223 of the Code, provided that each Member shall furnish the Tax Matters Member with all such information (including information specified in Section 6230(e) of the Code) as is required with respect to such Member for such purpose.

Section 6.8.	Other Ventures.
The Members acknowledge and agree that, subject to the terms of the Master Services Agreement, the Owning Entity Services Agreements, the Corporate Services Agreement, and the TRG Partnership Agreement, TRG, its constituents, and its Affiliates and Holdings, its constituents, and its Affiliates may have interests in other present or future ventures, including ventures that are competitive with the Company, and that, notwithstanding TRG's or Holdings' status as Members in the Company, TRG, its constituents, and its Affiliates, and Holdings, its constituents, and its Affiliates, in each case subject to the terms of the Master Services Agreement, the Owning Entity Services Agreements, the Corporate Services Agreement, and the TRG Partnership Agreement, shall be entitled to obtain and/or continue their respective individual participation in all such ventures without (i) accounting to the Company for any profits with respect thereto, (ii) any obligation to advise the Company of business opportunities for the Company which may come to its or its Affiliates' attention as a result of its or its Affiliates' participation in such other ventures or in the Company, and (iii) being subject to any claims whatsoever on account of such participation.

Section 6.9.	Authorized Agents for TRG.
TRG shall designate one or more agents who may also be designated as an “authorized signatory” (individually, each an “Authorized Agent” or collectively, the “Authorized Agents”) who shall each have the full power and authority, acting alone, to represent and bind and act on behalf of TRG in accordance with the terms and provisions of this Agreement. All actions taken by TRG hereunder (other than the revocation of the designation of an Authorized Agent and the designation of a successor Authorized Agent) shall be taken by TRG only through its Authorized Agent at the time designated to act for TRG, and all notices given to an Authorized Agent and all reports, financial statements, certifications, opinions, requests, and other documents, instruments, or communications delivered to an Authorized Agent shall be deemed to have been given or delivered to TRG. TRG acting by written notice to Holdings shall have the right to remove (or appoint a successor to) any Authorized Agent at any time without specifying any reason therefor (provided that no appointment of any Authorized Agent shall be revoked unless such Authorized Agent is immediately replaced), but unless and until TRG shall give written notice to Holdings of any such removal and the designation of such successor, Holdings and all other Persons may conclusively rely upon the authority of the Authorized Agent most recently designated under this Section 6.9 in taking or declining to take any action which may be taken by TRG under this Agreement, and shall have no duty to inquire as to the propriety of any action so taken or not taken by such Authorized Agent on behalf of TRG or as to the due authorization by TRG of any certificate, consent, approval or other instrument executed or delivered by such Authorized Agent in the name of TRG.

VII.

TRANSFERS OF MEMBERSHIP INTERESTS.

Section 7.1.	Transfers in General.
Except as provided in Section 7.2 hereof, without the prior written consent of each other Member, no Member may Transfer, or permit a Transfer of, all or any portion of its Membership Interest to any Person. Any action contrary to the preceding sentence shall be null and void and ineffective for all purposes; provided, however, that any attempted action contrary to the preceding sentence shall constitute a material breach of this Agreement.

Section 7.2.	Right of First Refusal.
If at any time after the expiration of Holdings' right to acquire TRG's and Taub-Co IV's Membership Interests pursuant to Section 8.1 hereof, TRG receives a Third-Party offer to acquire all, but not less than all, of TRG's and Taub-Co IV's Membership Interests (together, the “TRG Interests”) that it desires to accept, TRG and Taub-Co IV shall be entitled to Transfer the TRG Interests subject to Holdings' right of first refusal provided for in this Section 7.2. TRG shall first submit the Third-Party offer to Holdings, and Holdings shall have thirty (30) days within which to deliver a notice (an “Election Notice”) to TRG indicating that it desires to purchase all, but not less than all, of the TRG Interests. If Holdings delivers an Election Notice within such thirty (30) day period, Holdings shall purchase the TRG Interests in accordance with the terms and conditions contained in the Third-Party offer, except that the purchase shall be closed in accordance with the provisions of Section 8.3 hereof within thirty (30) days after the date of the Election Notice with at least ten (10) days' advance written notice to TRG and shall take place at the principal office of the Company. If Holdings advises TRG that it does not intend to deliver an Election Notice or Holdings fails to deliver an Election Notice within such thirty (30) day period, TRG and Taub-Co IV shall then have thirty (30) days within which to complete the sale of the TRG Interests to the Third-Party offeror on terms and conditions and for a price not less favorable to TRG and Taub-Co IV, in each and every respect, than the terms, conditions, and price contained in the Third-Party offer. Any sale by TRG and Taub-Co IV pursuant to the provisions of this Section 7.2 shall be conditioned upon the receipt by Holdings of the agreement, in form and substance reasonably satisfactory to Holdings, of the purchaser to be bound by all of the terms hereof, including, without limitation, the provisions of this Section 7.2.

Section 7.3.	Transfers of Interests in Holdings.
Without TRG's prior written consent, Holdings will not permit any Holdings Member to Transfer all or any portion of his Holdings Membership Interest, except that each Holdings Member may Transfer his Holdings Membership Interest to a Permitted Transferee of such Holdings Member provided that such Permitted Transferee agrees in writing to be bound by all of the terms and restrictions set forth in this Agreement. Any Transfer by a Holdings Member of a Holdings Membership Interest in contravention of this Section 7.3 shall constitute a material breach by Holdings of this Agreement.

VIII.

BUY-OUT; DETERMINATION OF NET BOOK VALUE OF THE
COMPANY AND NET VALUE OF A MEMBER'S
MEMBERSHIP INTEREST; CLOSING.

Section 8.1.	Buy-Out.
Holdings shall have the right, but not the obligation, to purchase (or cause its designee to purchase) all, but not less than all, of TRG's Membership Interests, in accordance with the following provisions of this Article VIII, in the event that (i) TRG fails to renew the Master Services Agreement (an “Expiration Event”) or (ii) TRG terminates the Master Services Agreement for cause as provided therein (a “Termination Event”). For the purpose of this Section 8.1 and Sections 8.2 and 8.3 hereof, the right to acquire TRG's Membership Interest shall include any Membership Interest held by an Affiliate of TRG, including, without limitation, Taub-Co IV, (any such Membership Interest together with TRG's Membership Interest are hereinafter referred to together as the “Subject Interests”). If Holdings determines to purchase (or to cause its designee to purchase) the Subject Interests in the case of (x) an Expiration Event, Holdings shall give TRG written notice (the “Expiration Notice of Intention”) of its intention to purchase (or to cause its designee to purchase) all, but not less than all, of the Subject Interests at any time within the one (1) year period prior to the end of the then current term of the Master Services Agreement, and (y) a Termination Event, Holdings shall give TRG a written notice (the “Termination Notice of Intention”) of its intention to purchase (or to cause its designee to purchase) all, but not less than all, of the Subject Interests at any time within ninety (90) Days after the date the Company receives written notice from TRG of the Termination Event. The purchase price for the Subject Interests shall be their Net Value as determined in accordance with Section 8.2 hereof. The closing of any purchase of the Subject Interests pursuant to this Section 8.1 shall be held in accordance with Section 8.3 hereof (i) in the case of an Expiration Notice of Intention, on the last Business Day of the then current term of the Master Services Agreement, and (ii) in the case of a Termination Notice of Intention, on any Business Day selected by TRG, which shall not be later than sixty (60) Days after the date of the Termination Notice of Intention with at least ten (10) Days' advance written notice thereof to Holdings.

Section 8.2.	Determination of Net Book Value of the Company and Net Value of a Member's Membership Interest.
For purposes of Section 8.1 hereof, the net value (the “Net Value”) of a Member's Membership Interest shall be equal to the amount, determined as hereinafter set forth in this Section 8.2, that would be distributed to such Member pursuant to Section 11.1(a) hereof, taking into account any and all allocations pursuant to Section 5.1 hereof (other than allocations pursuant to Section 5.1(b)(2) and Section 5.1(b)(4) hereof) and distributions pursuant to Section 5.2 hereof through the date of such determination, if all of the assets of the Company were sold for their Net Book Value; provided, however, that the Net Value of a Member's Membership Interest shall not include a Member's preferential capital, if any, or any accrued but unpaid return thereon, and shall be reduced by the amount of any distributions made to such Member subsequent to the date of the balance sheet to be prepared pursuant to this Section 8.2. To determine the Net Book Value of the Company's assets, the Company shall cause to be prepared a balance sheet (the “Preliminary Balance Sheet”) for the Company as of the last day of the full calendar month immediately preceding the closing date of the purchase by Holdings (or its designee) of the selling Member's Membership Interest (the “Valuation Date”) as determined pursuant to Section 8.1 hereof. Such Preliminary Balance Sheet shall be prepared in the manner in which prior balance sheets of the Company have been consistently prepared. The excess of the total assets of the Company over the total liabilities of the Company (the “Net Book Value”) shall then be determined in accordance with GAAP, which Net Book Value shall be certified by the Company Accountants.
Three (3) months after the preparation of any such Preliminary Balance Sheet, the Company shall prepare a final balance sheet, in the manner set forth above (which shall be certified by the Company Accountants), for the Company to reflect any subsequent adjustment to the balance sheet accounts contained in the Preliminary Balance Sheet (the “Adjustments”). The Net Book Value of the Company's assets and the Net Value of a selling Member's Membership Interest shall be adjusted to reflect the Adjustments. A selling Member or Holdings (or its designee), as the case may be, shall pay to the other, within one hundred twenty (120) Days after the closing of any such purchase, the net amount due such Member, based upon the Adjustments. The provisions of this Section 8.2 shall survive the liquidation, dissolution, and termination of the Company and the termination of this Agreement and shall, to the extent permitted by the Limited Liability Company Law, be binding on the Company's successors and assigns.

Section 8.3.	Closing Procedures.
At the closing of a buy-out of a Membership Interest pursuant to this Article VIII or a purchase of the TRG Interests pursuant to Section 7.2 hereof, the Company shall repay to the selling Member or its Affiliate, as applicable, the outstanding principal balance of any amounts loaned to the Company by such Member or its Affiliate in accordance with Section 4.2 hereof together with any accrued but unpaid interest thereon, and the selling Member shall transfer to Holdings (or its designee) such Membership Interest (including, without limitation, any rights of such Member to receive (i) distributions pursuant to Section 5.2(c) hereof and (ii) distributions on termination or dissolution), free and clear of all liens, security interests and claims of others, and shall deliver to Holdings (or its designee) such evidence of due authorization, execution, and delivery and of the absence of any liens, security interests, or claims of others as Holdings shall reasonably request.
At such closing, Holdings (or its designee) shall pay the purchase price payable by it, at the option of Holdings, by good certified or official bank check payable to the order of the selling Member or by Fedwire transfer of immediately available funds. To the extent that the selling Member has recourse liability to it on any Company obligation, Holdings (or its designee) shall obtain a release of such liability prior to such closing (or provide security or an indemnity reasonably satisfactory to the selling Member), and Holdings (and its designee, if applicable) shall also execute and deliver to the selling Member an agreement to indemnify, defend, and hold the selling Member harmless against all other obligations and liabilities of the Company. Such indemnity shall be applicable to all liabilities of the Company, excluding, however, obligations and liabilities of the Company that arose from the selling Member's acts or omissions not in good faith or which involved intentional misconduct or knowing violation of law. The selling Member shall be entitled to distributions pursuant to Section 5.2 hereof allocable to its Membership Interest through the date of closing.
IX.

WITHHOLDING.
If the Company is required by any state, local, federal or foreign law or regulation to withhold tax attributable to allocations of Profits or items of the foregoing or distributions to a Member or if the Managing Member, in its sole discretion, determines it to be in the best interest of the Company to withhold amounts in connection with a Member's tax liability (e.g., to file a unified state income tax return for nonresidents of a particular state) (all such amounts being hereinafter referred to collectively as the “Additional Tax”), any Additional Tax shall (i) be withheld from cash otherwise currently distributable to such Member, and (ii) to the extent cash is not distributable to such Member for the taxable period as to which such withholding is required, be treated as a loan from the Company to such Member, which loan shall bear interest at the Company's cost of funds, and the portion of all cash subsequently distributable to such Member shall, to the extent of the unpaid principal amount of, and the accrued interest on, such loan, be retained by the Company and applied against such loan.
For the purpose of determining a Member's Capital Account, any amount of cash allocable to a Member that is retained by the Company pursuant to this Article IX shall be treated as if such cash had been actually distributed to such Member.
X.

DISABLING EVENT IN RESPECT OF A MEMBER;
SPECIAL DISTRIBUTION;
WAIVER OF DISSOLUTION.

Section 10.1.	Disabling Event in Respect of a Member.
(a)    For purposes of this Article XI:

(1)
a “Disabling Event” means, with respect to a Member, such Member's (A) in the case of a Member who is a natural Person, death, (B) Bankruptcy, (C) in the case of a Member who is a natural person, the entry by a court of competent jurisdiction adjudicating him incompetent to manage his person or his property, (D) in the case of a Member who is acting as a Member by virtue of being a trustee of a trust, the termination of the trust (but not merely the substitution of a new trustee), (E) in the case of a Member that is a separate limited liability company or partnership, the dissolution and commencement of winding up of the separate limited liability company or partnership, or (F) in the case of a Member that is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter and the expiration of ninety (90) Days after the date of notice to the corporation or revocation without a reinstatement of its charter;

(2)	a “Disabled Member” means a Member who has suffered a Disabling Event or an Event of Withdrawal;

(3)
a “Representative” means, with respect to a Disabled Member, (A) the personal representative(s), executor(s), or administrator(s) of the estate of a deceased Member, and (B) the committee or other legal representative(s) of the estate of an insane, incompetent, or Bankrupt Member;

(4)
a “Successor” means, with respect to a Disabled Member, the legal representative(s) or successor(s) of a corporation, limited liability company, partnership or other business organization, or trust or other entity which is dissolved (without timely reconstitution or continuation) or terminated or whose legal existence has ceased; and

(5)
an “Event of Withdrawal” means with respect to a Member, such Member's retirement, resignation, other withdrawal from the Company pursuant to the Limited Liability Company Law or any other event (which is not a Disabling Event) that causes a Member to cease to be a Member under the Limited Liability Company Law.

(b)    Upon the occurrence of a Disabling Event or an Event of Withdrawal, the Company shall not dissolve but shall be continued in accordance with this Agreement.
(c)    The Successor to or Representative of a Disabled Member shall have the rights of an assignee of the Disabled Member's Membership Interest, but shall not be admitted to the Company as a Member in respect thereof except in accordance with Section 6.2 hereof.

Section 10.2.	References to “Member” and “Members” in the Event of Successors.
In the event that any Member's Membership Interest is held by one or more successors to such Member, references in this Agreement to “Member” and “Members” shall refer, as applicable and except as otherwise provided herein, to the collective Membership Interests of all successors to the Membership Interest of such Member.

Section 10.3.	Waiver of Dissolution if Transfer is in Full Compliance with Agreement; Negation of Right to Dissolve Except as Herein Provided; No Withdrawal.
(a)    Each of the Members hereby waives its right to terminate or cause the dissolution and winding up of the Company (as such right is or may be provided under the Limited Liability Company Law) upon the Transfer of any Member's Membership Interest, provided that any such Transfer is permitted by and completed fully in accordance with the terms of this Agreement.
(b)    No Member shall have the right to terminate this Agreement or dissolve the Company by such Member's express will.

(c)    No Member shall have any right to retire, resign, or otherwise withdraw from the Company and have the value of such Member's Membership Interest ascertained and receive an amount equal to the value of such Membership Interest.
(d)    In the event of an Event of Withdrawal in respect of a Member in breach of this Agreement but pursuant to such Member's statutory powers under the Limited Liability Company Law, to the extent that such powers exist in the face of a prohibition against withdrawal in this Agreement, then the value of such Member's Membership Interest shall be ascertained in accordance with the Limited Liability Company Law, and such Member shall receive from the Company in exchange for the relinquishment of such Member's Membership Interest an amount equal to the lesser of (i) the value of such Member's Membership Interest as so determined less any damages incurred by the Company as a result of such Member's breach of this Agreement, and (ii) ninety percent (90%) of the value of such Member's Membership Interest as so determined. In no event shall a Member be considered to have withdrawn from the Company solely as a result of such Member having suffered a Disabling Event.
XI.

TERMINATION OF THE COMPANY,
WINDING UP, AND LIQUIDATION.

Section 11.1.	Liquidation of the Assets of the Company and Disposition of the Proceeds Thereof.
(a)    Upon the dissolution of the Company, upon the expiration of its term as provided in Section 1.5 hereof, the Managing Member shall proceed to wind up the affairs of the Company, liquidate the property and assets of the Company, and terminate the Company, and the proceeds of such liquidation shall be applied and distributed in the following order of priority:
(1)    to creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or by making a reasonable provision for payment) other than obligations of the Company to the Members and liabilities for distribution to Members on account of their respective interests in the Company; and then
(2)    to the satisfaction of all obligations of the Company to Members; and then
(3)    to the Members in accordance with and in proportion to their positive Capital Account balances. For this purpose, the determination of the Members' Capital Account balances shall be made after adjustment to reflect the allocation of all Profits, Losses, and items in the nature of income, gain, expense, or loss under Section 5.1 hereof, and all distributions to the Members pursuant to Section 5.2 hereof, in each case for all fiscal years of the Company through and including the fiscal year of liquidation of the Company. All distributions pursuant to this Section 11.1 shall be made by the end of the fiscal year of liquidation (or if later, within ninety (90) Days after the date of such liquidation).
(b)    Subject to the requirements of Regulations Section 1.704-1(b)(2)(ii)(b)(2), a reasonable time shall be allowed for the orderly liquidation of the property and assets of the Company and the payment of the debts and liabilities of the Company in order to minimize the losses normally attendant upon a liquidation.
(c)    Each Member hereby appoints the Managing Member as its true and lawful attorney-in-fact to hold, collect, and disburse, in accordance with this Agreement, the applicable requirements of Regulations Section 1.704-1(b), and the terms of any receivables, any Company receivables existing at the time of the termination of the Company and the proceeds of the collection of such receivables, including those arising from the sale of Company property and assets. Notwithstanding anything to the contrary in this Agreement, the foregoing power of attorney shall terminate upon the distribution of the proceeds of all such receivables in accordance with the provisions of this Agreement.

Section 11.2.	Cancellation of Certificates.
After the affairs of the Company have been wound up, the property and assets of the Company have been liquidated, and the proceeds thereof have been applied and distributed as provided in Section 11.1(a) hereof and the Company has been terminated, appropriate Persons shall, if required by law, execute and file a certificate of dissolution or cancellation of the Certificate of Formation and/or assumed or fictitious name certificate (or a similar writing) to effect the cancellation, of record, of the Certificate(s) of Formation of the Company (or similar writing).

Section 11.3.	Return of Capital.
Anything in this Agreement to the contrary notwithstanding, no Member shall be personally liable for the return of the capital contributions or Capital Account of any other Member, or any portion thereof, it being expressly understood that any such return shall be made only from and to the extent of Company assets.
XII.

POWER OF ATTORNEY.
Each Member hereby constitutes and appoints the Managing Member its true and lawful attorney-in-fact with full power of substitution, and with power and authority to act in its name and on its behalf, to make, execute and deliver, swear to, acknowledge, file, and record:
(a)    this Agreement (and copies hereof and amendments hereto or restatements hereof adopted pursuant to the provisions hereof (including, without limitation, any such amendment required upon the admission of a substituted or additional member, the continuation of the Company, the formation of a successor company, or the doing of any act requiring the amendment of this Agreement under the Limited Liability Company Law or under the applicable laws of any other jurisdiction in which the Managing Member deems such action to be necessary or desirable, or by any regulatory agency) and, upon termination of the Company (or its successor), a certificate or agreement of dissolution and termination, as and if the same may be required by applicable law, or by any regulatory agency;

(b)    the Certificate of Formation (and copies thereof and any amendments thereto or restatements thereof adopted pursuant to the provisions hereof (including, without limitation, any amendment required upon the admission of a substituted or additional member, the continuation of the Company, the formation of a successor company, or the doing of any act requiring the amendment of the Certificate of Formation under applicable law or regulatory agency, or the filing of a new or restated or amended Certificate of Formation (or amendment thereto) after the filing of a Certificate of Discontinuance or Dissolution or Termination, a cancellation, or the like, to evidence a new or changed constituency of, or a termination of, the Company, as the Managing Member deems said filing to be necessary or desirable);
(c)    any certificate of fictitious or assumed name and any amendment thereto, if required by law;
(d)    any other certificates or instruments as may be required under applicable laws or by any regulatory agency, as the Managing Member deems necessary or desirable;
(e)    all such other instruments as the Managing Member deems necessary or desirable and not inconsistent with this Agreement to carry out the provisions hereof in accordance with the terms hereof; and
(f)    any document(s) to confirm the foregoing.
Such attorney-in-fact shall, as such, have the right, power, and authority as such to amend or modify this Agreement and all certificates and the like required when acting in such capacity, so long as such amendment, modification, and/or filing is(are) specifically permitted by this Agreement.
The power of attorney granted in this Article XII (and each other power of attorney granted under or pursuant to this Agreement) is a special power of attorney coupled with an interest, is irrevocable, and shall survive the Transfer by a Member of its Membership Interest and shall survive its Bankruptcy and may be exercised by the attorney-in-fact by its signature on behalf of all Members.
XIII.

MISCELLANEOUS.

Section 13.1.	Notices.
(a)    Any and all notices, approvals, consents, offers, elections, and other communications (herein sometimes referred to collectively as the “Communications” and individually as a “Communication”) required or permitted under this Agreement shall be deemed adequately given only if in writing.
(b)    All Communications to be sent hereunder shall be given or served only if addressed to a Member at its address set forth in the records of the Company, and if delivered by hand (with delivery receipt required), by telecopier (confirmation of receipt requested), or by certified mail, return receipt requested, or Federal Express or similar expedited overnight commercial carrier.
(c)    All Communications shall be deemed to have been properly given or served, if delivered by hand or mailed, on the date of receipt or date of refusal to accept shown on the delivery receipt or return receipt, if delivered by telecopier, upon receipt of confirmation of receipt, and, if delivered by Federal Express or similar expedited overnight commercial carrier or courier, on the date that is one Business Day after the date upon which the same shall have been delivered to Federal Express or similar expedited overnight commercial carrier, addressed to the recipient, with all shipping charges prepaid, provided that the same is actually received (or refused) by the recipient in the ordinary course. The time to respond to any Communication given pursuant to this Agreement shall run from the date of receipt or confirmed delivery.
(d)    By giving to the other parties written notice thereof, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change the Person to receive Communications, and their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

Section 13.2.	Applicable Law.
This Agreement shall be governed by and construed in accordance with the laws (other than the law governing choice of law) of the State of Delaware. In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Limited Liability Company Law, the provisions of this Agreement shall control and take precedence.

Section 13.3.	Entire Agreement.
This Agreement contains the entire agreement among the parties hereto relative to the Company.

Section 13.4.	Word Meanings; Gender.
The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

Section 13.5.	Section Titles.
Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

Section 13.6.	Waiver.
No consent or waiver, express or implied, by a Member to or of any breach or default by any other Member in the performance by such other Member of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Member of the same or any other obligation of such Member hereunder. A consent or waiver by a Member to or of any breach or default by any other Member under this Agreement shall be effective only if in writing and signed by the Member against whom enforcement of the consent or waiver is sought. Failure on the part of a Member to object to any act or failure to act of any other Member or to declare any other Member in default, irrespective of how long such failure continues, shall not constitute a waiver by such Member of its rights hereunder.

Section 13.7.	Separability of Provisions.
Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable, or illegal under any existing or future law, such invalidity, unenforceability, or illegality shall not impair the operation of or affect the other portions of this Agreement.

Section 13.8.	Binding Agreement.
Subject to the restrictions on Transfers set forth herein, this Agreement shall inure to the benefit of and be binding upon the undersigned Members and their respective permitted successors and assigns. Whenever, in this instrument, a reference to any party or Member is made, such reference shall be deemed to include a reference to the permitted successor and assigns of such party or Member.

Section 13.9.	Equitable Remedies.
Except as otherwise provided in this Agreement, the rights and remedies of the Members hereunder shall not be mutually exclusive, i.e., the exercise of a right or remedy under any given provision hereof shall not preclude or impair exercise of any other right or remedy hereunder. Each of the Members confirms that damages at law may not always be an adequate remedy for a breach or threatened breach of this Agreement and agrees that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction, or other equitable remedy, but nothing herein contained is intended to, nor shall it, limit or affect any rights at law or by statute or otherwise of any party aggrieved as against the other for a breach or threatened breach of any provision hereof.

Section 13.10.	Partition.
No Member nor any successor-in-interest to a Member shall have the right while this Agreement remains in effect to have any property of the Company partitioned, or to file a complaint or institute any proceeding at law or in equity to have such property of the Company partitioned, and each Member, on behalf of itself and its successors and assigns, hereby waives any such right. It is the intention of the Members that the rights of the parties hereto and their successors-in-interest to Company property, as among themselves, shall be governed by the terms of this Agreement, and that the rights of the Members and their successors-in-interest to Transfer any interest in the Company shall be subject to the limitations and restrictions set forth in this Agreement.

Section 13.11.	Amendment.
Except as otherwise provided in Section 4.5(a) hereof, a proposed amendment to this Agreement may be adopted and effective as an amendment hereto if it receives the written concurrence of all of the Members.

Section 13.12.	No Third Party Rights Created Hereby.
The provisions of this Agreement are solely for the purpose of defining the interests of the Members, inter se; and no other person, firm, or entity (i.e., a party who is not a signatory hereto or a permitted successor to such signatory hereto) shall have any right, power, title, or interest by way of subrogation or otherwise, in and to the rights, powers, titles, and provisions of this Agreement.

Section 13.13.	Liability of Members.
Any liability or debt of the Company shall first be satisfied out of the assets of the Company, including the proceeds of any liability insurance which the Company may recover, and thereafter, in accordance with the applicable provisions of the Limited Liability Company Law.

Section 13.14.	Additional Acts and Instruments.
Each Member hereby agrees to do such further acts and things and to execute any and all instruments necessary or desirable and as reasonably required in the future to carry out the full intent and purpose of this Agreement.

Section 13.15.	Organization Expenses.
The Company shall elect, pursuant to Section 709(b) of the Code, to treat all amounts paid or incurred to organize the Company as deferred expenses to be deducted ratably over a period of sixty (60) months beginning with the month in which the Company began business.

Section 13.16.	Agreement in Counterparts.
This Agreement may be executed in two (2) or more counterparts, all of which as so executed shall constitute one (1) Agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart; provided, however, that no provision of this Agreement shall become effective and binding unless and until all parties hereto have duly executed this Agreement, at which time this Agreement shall then become effective and binding as of the date first above written.

Section 13.17.	Attorneys-In-Fact.
Any Member may execute a document or instrument or take any action required or permitted to be executed or taken under the terms of this Agreement by and through an attorney-in-fact duly appointed for such purpose (or for purposes including such purpose) under the terms of a written power of attorney (including any power of attorney granted herein).

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.
THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP, a Delaware limited partnership

By: /s/ Lisa Payne
Lisa Payne

Its:    Authorized Signatory

TAUB-CO MANAGEMENT IV, INC., a
Michigan corporation

By: /s/ Robert s. Taubman
Robert S. Taubman

Its:    President

TAUB-CO HOLDINGS LLC, a Delaware
limited liability company

By: /s/Jeffrey M. Davison
Jeffrey M. Davidson

Its:    Authorized Signatory

Each of the undersigned hereby agrees not to Transfer or attempt to Transfer all or any portion of his Holdings Membership Interest except as permitted pursuant to Section 7.3 hereof.
THE A. ALFRED TAUBMAN RESTATED REVOCABLE TRUST, as amended and restated in its entirety by Instrument dated July 26, 2011, as amended
By:/s/Alfred Taubman
A. Alfred Taubman, Trustee

/s/ Robert S. Taubman
ROBERT S. TAUBMAN

/s/ William S. Taubman
WILLIAM S. TAUBMAN

SCHEDULE A
Member    Capital Contribution Account Percentage Interest
Balance as of the Liquidation Date

Taub-Co Holdings LLC    $    22.00    0.2092%
The Taubman Realty Group
Limited Partnership    $    44,000.00    95.9520%
Taub-Co Management IV, Inc.    $    12,155,878.00      3.8388%
$    12,200,000.00    100.0000%